Exhibit 99.1

The J. M. Smucker Company Announces Fiscal 2016 First Quarter Results

ORRVILLE, Ohio, Aug. 27, 2015 /PRNewswire/ -- The J. M. Smucker Company (NYSE: SJM) today announced results for the first quarter ended July 31, 2015, of its 2016 fiscal year. All comparisons are to the first quarter of the prior fiscal year, unless otherwise noted.

EXECUTIVE SUMMARY

  Net sales increased $628.2 million, or 47 percent, reflecting the contribution of Big Heart Pet Brands ("Big Heart"), acquired in fiscal 2015, and the Company's U.S. retail launch of Dunkin' Donuts® K-Cup® pods during the quarter.
  Net income per diluted share was in line with the prior year, as the benefit from Big Heart operations was offset by higher interest expense and the impact of additional shares outstanding.
  Non-GAAP income per diluted share was $1.32, a decrease of 1 percent.
  Adjusted non-GAAP income per diluted share, which excludes amortization, was $1.60, an increase of 7 percent.
  The Company maintained its fiscal 2016 earnings outlook with non-GAAP income per diluted share expected to range from $5.65 to $5.80, and adjusted non-GAAP income per diluted share expected to range from $6.80 to $6.95.
  The Company reconfirmed its synergy target related to the Big Heart acquisition of $200 million by the end of fiscal 2018.

CHIEF EXECUTIVE OFFICER REMARKS

"We are off to a solid start this fiscal year, with net sales increasing 47 percent and non-GAAP operating income growth of 37 percent," said Richard Smucker, Chief Executive Officer. "Contributions from the Big Heart acquisition and new products were key drivers of this performance. Notably, our launch of Dunkin' Donuts® K-Cup® pods got off to a great start as we shipped over 100 million cups during the first quarter. Overall, we are on track to achieve our full year expectations for net sales and earnings, and are confident about the initiatives we have in place to support future growth."

"Integrating the Pet Food business and beginning to recognize identified synergies continues to be a significant focus area," continued Richard Smucker. "The integration efforts and first quarter results for our Pet Food business further confirms that our entry into the pet food market was timely and strategically positions us for continued growth."

FIRST QUARTER CONSOLIDATED RESULTS

	Three Months Ended July 31,
	2015	2014	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$ 1,952.0	$ 1,323.8	47%

Operating income	$ 267.1	$ 191.6	39%
Non-GAAP operating income	$ 303.1	$ 222.0	37%

Net income per common share - assuming dilution	$ 1.14	$ 1.14	0%
Non-GAAP income per common share - assuming dilution	$ 1.32	$ 1.34	(1%)
Adjusted non-GAAP income per common share - assuming dilution	$ 1.60	$ 1.50	7%

Weighted-average shares outstanding – assuming dilution	119.6	101.8	18%

Results for the period ended July 31, 2015, include the operations of Big Heart and Sahale Snacks, Inc. ("Sahale"), which were acquired after the comparable prior year period.  Adjusted non-GAAP income per diluted share excludes the noncash impact of amortization.

Net sales increased, reflecting the contribution of $561.3 million from Big Heart. Excluding acquisitions and foreign currency exchange, net sales increased $73.6 million, or 6 percent. This was driven by favorable volume/mix led by the launch of Dunkin' Donuts® K-Cup® pods during the quarter. Net price realization was 1 percentage point higher, as the impact of higher coffee net price realization was partially offset by lower net pricing for peanut butter.

Gross profit increased $250.0 million, or 52 percent, and non-GAAP gross profit increased $241.3 million, or 48 percent. The increase in both gross profit measures was primarily due to the addition of Big Heart. Excluding Big Heart, gross profit was higher, driven by the introduction of Dunkin' Donuts® K-Cup® pods. Net price realization was higher and offset the impact of net higher costs, which were attributed to green coffee.

Selling, distribution, and administrative expenses increased $134.2 million, or 53 percent, primarily driven by the addition of Big Heart and higher selling expense, reflecting royalties related to Dunkin' Donuts® K-Cup® pods. Amortization expense also increased driven by the Big Heart acquisition.

Operating income increased $75.5 million, or 39 percent, reflecting the addition of Big Heart, partially offset by an increase in merger and integration costs. Non-GAAP operating income increased $81.1 million, or 37 percent.

Net interest expense increased $27.0 million, due to the impact of acquisition-related debt issued in the fourth quarter of 2015. Income taxes increased $26.9 million due to an increase in income before income taxes and a higher effective tax rate. The quarterly effective tax rate increased from 33.9 percent to 38.8 percent reflecting higher deferred state tax expense, including the impact of state tax law changes.

Cash provided by operating activities was $305.1 million, compared to a use of cash of $8.1 million in the prior year. The change in operating cash flow was primarily attributed to lower working capital needs for inventory, driven by lower green coffee costs in ending inventory, and the timing of tax payments and refunds.

FULL-YEAR OUTLOOK

The Company confirmed its full-year fiscal 2016 guidance as provided below:

Net sales	$8 billion
Non-GAAP income per common share - assuming dilution	$5.65 - $5.80
Adjusted non-GAAP income per common share - assuming dilution	$6.80 - $6.95
Free cash flow	$900 million
Capital expenditures	$200 million

In comparison to the prior fiscal year, net sales are expected to increase approximately 40 percent, reflecting a full year contribution from Big Heart and an increase of approximately 3 percent on the remainder of the Company's businesses. Included in the earnings guidance range is $25 million of synergies related to the Big Heart acquisition, which will be mostly realized in the back half of the year.

FIRST QUARTER SEGMENT RESULTS

Effective May 1, 2015, the Company modified its reportable segments to align with the way performance is evaluated by the Company's management and how information is reported internally, consistent with previously announced management changes. Specifically, the U.S. Retail Consumer Foods reportable segment now includes the Natural Foods business, previously included in the former International, Foodservice, and Natural Foods reportable segment. International and Foodservice is now a combination of all remaining businesses. Prior year amounts have been modified to reflect the realigned reportable segments. Dollar amounts in the segment tables below are reported in millions.

U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY16 Q1 Results	$565.0	$155.1	27.5%
Change vs prior year	12%	13%	+10bps

The net sales increase of $62.3 million was mostly driven by the introduction of Dunkin' Donuts® K-Cup® pods during the quarter. The Folgers® brand also contributed to net sales growth as higher net price realization, attributed to reduced promotional activities and the net benefit of pricing actions taken since the beginning of fiscal 2015, more than offset lower volume. Segment profit increased $17.5 million, reflecting higher net price realization, which more than offset higher green coffee costs. Dunkin' Donuts® K-Cup® pods also contributed to profit growth.

U.S. Retail Consumer Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY16 Q1 Results	$582.2	$117.5	20.2%
Change vs prior year	0%	(1%)	-10bps

Segment net sales were flat as lower net price realization, primarily related to a price decline on the Jif® brand in November 2014, offset favorable volume/mix and a $6.8 million contribution from the Sahale business. The favorable volume/mix was led by Jif® peanut butter and Smucker's® Uncrustables® frozen sandwiches. Segment profit decreased slightly as lower net price realization and higher manufacturing overhead costs associated with the new Memphis, Tennessee, peanut butter facility more than offset overall lower commodity costs, primarily for peanuts, milk, and oils, and the impact of favorable volume/mix.

U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY16 Q1 Results	$549.9	$90.0	16.4%

The segment contributed net sales of $549.9 million, representing mid-single digit percent growth compared to Big Heart's results for the first quarter of the prior year, which were reported under previous ownership. The net sales increase was driven by distribution gains for the Natural Balance® brand and growth in Milk-Bone® dog snacks, which more than offset declines in Kibbles 'n Bits® dry dog food. Profit also increased, compared to Big Heart's previously reported results, driven by favorable volume/mix, along with lower marketing and commodity costs. This more than offset lower net price realization, reflecting incremental promotional activities, and higher amortization expense related to the acquisition.

International and Foodservice

	Net Sales	Segment Profit	Segment Profit Margin
FY16 Q1 Results	$254.9	$30.5	11.9%
Change vs prior year	7%	0%	-90bps

Net sales increased $16.2 million, including an $11.4 million contribution from Big Heart and $0.9 million from Sahale. Favorable volume/mix and higher net price realization were mostly offset by the impact of foreign currency exchange. Segment profit was flat, as an increase in Foodservice profit and the addition of Big Heart were offset by higher costs in Canada. These higher costs were attributed to sourcing certain products from the U.S., reflecting the impact of a weaker Canadian dollar compared to a year ago, and higher green coffee costs.

Conference Call

The Company will conduct an earnings conference call and webcast today, August 27, 2015, beginning at 8:30 a.m. Eastern time. To access the webcast please visit jmsmucker.com/investor-relations.

The J. M. Smucker Company Forward-Looking Statements

This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance, or achievements expressed or implied by those forward-looking statements. Readers should understand that the risks, uncertainties, factors, and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of the Company and could cause actual results to differ materially from those expressed in the forward-looking statements: the ability of the Company to successfully integrate acquired and merged businesses in a timely and cost-effective manner and retain key suppliers, customers, and employees; the ability of the Company to achieve synergies and cost savings related to the Big Heart acquisition in the amounts and within the time frames currently anticipated; the ability of the Company to generate sufficient cash flow to meet its deleveraging objectives within the time frames currently anticipated; a change in outlook or downgrade in the Company's public credit ratings by a rating agency below investment grade; the Company's ability to obtain any required financing on a timely basis and on acceptable terms; volatility of commodity markets from which the Company's raw materials are procured and the related impact on costs; risks associated with derivative and purchasing strategies employed by the Company to manage commodity pricing risks, including the risk that such strategies could result in significant losses and adversely impact the Company's liquidity; crude oil price trends and their impact on transportation, energy, and packaging costs; the availability of reliable transportation on acceptable terms; the Company's ability to successfully implement and realize the full benefit of price changes that are intended to ultimately fully recover cost, including the competitive, retailer, and consumer response, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses, including the introduction of new products; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the impact of food security concerns involving either the Company's or its competitors' products; the impact of accidents, extreme weather, and natural disasters, including crop failures and storm damage; the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain raw materials, such as packaging for its Folgers® coffee products, and finished goods, such as K-Cup® pods, and the ability to manage and maintain key relationships; the timing and amount of capital expenditures and share repurchases; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets; the impact of new or changes to existing governmental laws and regulations and their application; the impact of future legal, regulatory, or market measures regarding climate change; the outcome of current and future tax examinations, changes in tax laws, and other tax matters, and their related impact on the Company's tax positions; foreign currency and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed by the Company with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

Readers are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. The Company does not undertake any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

About The J. M. Smucker Company

For more than 115 years, The J. M. Smucker Company has been committed to offering consumers quality products that bring families together to share memorable meals and moments. Today, Smucker is a leading marketer and manufacturer of consumer food and beverage products and pet food and pet snacks in North America with projected annual net sales of approximately $8 billion. In consumer foods and beverages, its brands include Smucker's®, Folgers®, Jif®, Dunkin' Donuts®, Crisco®, Pillsbury®, R.W. Knudsen Family®, Hungry Jack®, Café Bustelo®, Martha White®, truRoots®, Sahale Snacks®, Robin Hood®, and Bick's®. In pet food and pet snacks, its brands include Meow Mix®, Milk-Bone®, Kibbles 'n Bits®, Natural Balance®, and 9Lives®. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth, and Independence established by its founder and namesake more than a century ago. For more information about the Company, visit jmsmucker.com.

The J. M. Smucker Company is the owner of all trademarks referenced herein, except for the following, which are used under license: Pillsbury® is a trademark of The Pillsbury Company, LLC and Dunkin' Donuts® is a registered trademark of DD IP Holder LLC.

Dunkin' Donuts® brand is licensed to The J. M. Smucker Company for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, and drug stores. This information does not pertain to Dunkin' Donuts® coffee or other products for sale in Dunkin' Donuts® restaurants. K-Cup® is a trademark of Keurig Green Mountain, Inc., used with permission.

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended July 31,
	2015	2014	% Increase (Decrease)
	(Dollars in millions, except per share data)

Net sales	$ 1,952.0	$ 1,323.8	47%
Cost of products sold	1,223.3	845.1	45%
Gross Profit	728.7	478.7	52%
Gross margin	37.3%	36.2%

Selling, distribution, and administrative expenses	387.6	253.4	53%
Amortization	53.0	24.9	113%
Other special project costs	22.9	8.6	168%
Other operating (income) expense - net	(1.9)	0.2	n/m
Operating Income	267.1	191.6	39%
Operating margin	13.7%	14.5%

Interest expense - net	(44.4)	(17.4)	155%
Other income - net	0.1	1.3	(89%)
Income Before Income Taxes	222.8	175.5	27%
Income tax expense	86.4	59.5	45%
Net Income	$ 136.4	$ 116.0	18%

Net income per common share	$ 1.14	$ 1.14	0%

Net income per common share - assuming dilution	$ 1.14	$ 1.14	0%

Dividends declared per common share	$ 0.67	$ 0.64	5%

Weighted-average shares outstanding	119,621,753	101,768,470	18%
Weighted-average shares outstanding – assuming dilution	119,634,958	101,776,940	18%

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	July 31, 2015	April 30, 2015	July 31, 2014
	(Dollars in millions)
Assets
Current Assets:
Cash and cash equivalents	$ 133.6	$ 125.6	$ 149.4
Trade receivables, less allowance for doubtful accounts	507.9	430.1	392.5
Inventories	1,150.8	1,163.6	1,084.5
Other current assets	233.2	340.9	101.8
Total Current Assets	2,025.5	2,060.2	1,728.2

Property, Plant, and Equipment - Net	1,656.8	1,678.3	1,274.7

Other Noncurrent Assets:
Goodwill	6,001.4	6,011.6	3,098.6
Other intangible assets - net	6,891.7	6,950.3	2,999.7
Other noncurrent assets	183.0	182.2	137.6
Total Other Noncurrent Assets	13,076.1	13,144.1	6,235.9
Total Assets	$ 16,758.4	$ 16,882.6	$ 9,238.8

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$ 347.1	$ 402.8	$ 279.4
Short-term borrowings	302.6	226.0	465.1
Other current liabilities	409.4	393.8	269.9
Total Current Liabilities	1,059.1	1,022.6	1,014.4

Noncurrent Liabilities:
Long-term debt	5,694.7	5,944.9	1,874.6
Other noncurrent liabilities	2,874.6	2,828.2	1,265.4
Total Noncurrent Liabilities	8,569.3	8,773.1	3,140.0

Shareholders' Equity	7,130.0	7,086.9	5,084.4
Total Liabilities and Shareholders' Equity	$ 16,758.4	$ 16,882.6	$ 9,238.8

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended July 31,
	2015	2014
	(Dollars in millions)

Operating Activities
Net income	$ 136.4	$ 116.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	55.7	38.3
Amortization	53.0	24.9
Share-based compensation expense	7.7	6.9
Loss on disposal of assets - net	1.3	0.5
Other noncash adjustments	(3.5)	(0.1)
Defined benefit pension contributions	(0.9)	(1.3)
Changes in assets and liabilities, net of effect from businesses acquired:
Trade receivables	(80.8)	(83.0)
Inventories	8.4	(153.3)
Accounts payable and accrued items	(16.7)	(24.1)
Income and other taxes	126.0	45.6
Other - net	18.5	21.5
Net Cash Provided by (Used for) Operating Activities	305.1	(8.1)

Investing Activities
Business acquired, net of cash acquired	7.9	-
Additions to property, plant, and equipment	(53.0)	(49.0)
Proceeds from disposal of property, plant, and equipment	-	1.2
Other - net	7.0	(4.3)
Net Cash Used for Investing Activities	(38.1)	(52.1)

Financing Activities
Short-term borrowings - net	76.6	221.6
Repayments of long-term debt	(250.0)	(100.0)
Quarterly dividends paid	(76.4)	(58.9)
Purchase of treasury shares	(6.9)	(10.6)
Other - net	2.4	7.8
Net Cash (Used for) Provided by Financing Activities	(254.3)	59.9
Effect of exchange rate changes on cash	(4.7)	(3.8)
Net increase (decrease) in cash and cash equivalents	8.0	(4.1)
Cash and cash equivalents at beginning of period	125.6	153.5
Cash and Cash Equivalents at End of Period	$ 133.6	$ 149.4

The J. M. Smucker Company
Unaudited Supplemental Schedule

	Three Months Ended July 31,
	2015	% of Net Sales	2014	% of Net Sales
	(Dollars in millions)

Net sales	$ 1,952.0		$ 1,323.8
Selling, distribution, and administrative expenses:
Marketing	114.8	5.9%	76.4	5.8%
Selling	84.6	4.3%	50.5	3.8%
Distribution	61.7	3.2%	39.1	3.0%
General and administrative	126.5	6.5%	87.4	6.6%
Total selling, distribution, and administrative expenses	$ 387.6	19.9%	$ 253.4	19.1%

Amounts may not add due to rounding.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended July 31,
	2015	2014
	(Dollars in millions)

Net sales:
U.S. Retail Coffee	$ 565.0	$ 502.7
U.S. Retail Consumer Foods	582.2	582.4
U.S. Retail Pet Foods	549.9	-
International and Foodservice	254.9	238.7
Total net sales	$ 1,952.0	$ 1,323.8

Segment profit:
U.S. Retail Coffee	$ 155.1	$ 137.6
U.S. Retail Consumer Foods	117.5	118.1
U.S. Retail Pet Foods	90.0	-
International and Foodservice	30.5	30.5
Total segment profit	$ 393.1	$ 286.2
Interest expense - net	(44.4)	(17.4)
Unallocated derivative losses	(10.0)	(21.4)
Cost of products sold - special project costs	(3.1)	(0.4)
Other special project costs	(22.9)	(8.6)
Corporate administrative expenses	(90.0)	(64.2)
Other income - net	0.1	1.3
Income before income taxes	$ 222.8	$ 175.5

Segment profit margin:
U.S. Retail Coffee	27.5%	27.4%
U.S. Retail Consumer Foods	20.2%	20.3%
U.S. Retail Pet Foods	16.4%	-
International and Foodservice	11.9%	12.8%

Non-GAAP Measures

The Company uses non-GAAP financial measures including: net sales excluding acquisitions and foreign currency exchange; non-GAAP gross profit, operating income, income, and income per diluted share; adjusted non-GAAP income and income per diluted share; earnings before interest, taxes, depreciation, and amortization ("EBITDA"); and free cash flow as key measures for purposes of evaluating performance internally. The Company believes that these measures provide useful information to investors because they are the measures used to evaluate performance on a comparable year-over-year basis. Non-GAAP profit measures exclude certain items affecting comparability. These items can significantly affect the year-over-year assessment of operating results and include specific restructuring and merger and integration projects ("special project costs") that are each nonrecurring in nature as well as unallocated gains and losses on commodity and foreign currency exchange derivatives ("unallocated derivative gains and losses"). Adjusted non-GAAP income per diluted share further excludes the noncash impact of amortization. The Company believes this provides investors an additional metric to evaluate performance and the ability to generate cash necessary to achieve its deleveraging objectives. These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. generally accepted accounting principles ("GAAP"). Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses, and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the "Unaudited Non-GAAP Financial Measures" tables. The Company has also provided a reconciliation of non-GAAP financial measures for its full year outlook. As the amount of unallocated derivative gains and losses varies depending on market conditions and levels of derivative transactions with respect to a particular fiscal year, it is not determinable on a forward-looking basis and no guidance has been provided.

The J. M. Smucker Company
Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2015	2014	Increase (Decrease)%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$ 1,952.0	$ 1,323.8	$ 628.2	47%
Big Heart acquisition	(561.3)	-	(561.3)	(42%)
Sahale acquisition	(7.7)	-	(7.7)	(1%)
Net sales excluding acquisitions	$ 1,383.0	$ 1,323.8	$ 59.2	4%
Foreign currency exchange	14.4	-	14.4	1%
Net sales excluding acquisitions and foreign currency exchange	$ 1,397.4	$ 1,323.8	$ 73.6	6%

Amounts may not add due to rounding.

The J. M. Smucker Company
Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2015	2014
	(Dollars in millions, except per share data)

Gross profit reconciliation:
Gross profit	$ 728.7	$ 478.7
Unallocated derivative losses	10.0	21.4
Cost of products sold - special project costs	3.1	0.4
Non-GAAP gross profit	$ 741.8	$ 500.5
% of net sales	38.0%	37.8%

Operating income reconciliation:
Operating income	$ 267.1	$ 191.6
Unallocated derivative losses	10.0	21.4
Cost of products sold - special project costs	3.1	0.4
Other special project costs	22.9	8.6
Non-GAAP operating income	$ 303.1	$ 222.0
% of net sales	15.5%	16.8%

Net income reconciliation:
Net income	$ 136.4	$ 116.0
Income tax expense	86.4	59.5
Unallocated derivative losses	10.0	21.4
Cost of products sold - special project costs	3.1	0.4
Other special project costs	22.9	8.6
Non-GAAP income before income taxes	$ 258.8	$ 205.9
Income tax expense, as adjusted	100.4	69.8
Non-GAAP income	$ 158.4	$ 136.1

Non-GAAP income before income taxes	$ 258.8	$ 205.9
Amortization	53.0	24.9
Adjusted non-GAAP income before income taxes	$ 311.8	$ 230.8
Income tax expense, as adjusted	120.9	78.2
Adjusted non-GAAP income	$ 190.9	$ 152.6

Weighted-average common shares outstanding	119,089,757	101,028,622
Weighted-average participating shares outstanding	531,996	739,848
Total weighted-average shares outstanding	119,621,753	101,768,470
Dilutive effect of stock options	13,205	8,470
Total weighted-average shares outstanding - assuming dilution	119,634,958	101,776,940

Non-GAAP income per common share - assuming dilution	$ 1.32	$ 1.34
Adjusted non-GAAP income per common share - assuming dilution	$ 1.60	$ 1.50

The J. M. Smucker Company
Unaudited Non-GAAP Financial Measures

	Three Months Ended July 31,
	2015	2014
	(Dollars in millions)

EBITDA reconciliation:
Net income	$ 136.4	$ 116.0
Income tax expense	86.4	59.5
Interest expense - net	44.4	17.4
Depreciation	55.7	38.3
Amortization	53.0	24.9
EBITDA	$ 375.9	$ 256.1
% of net sales	19.3%	19.3%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$ 305.1	$ (8.1)
Additions to property, plant, and equipment	(53.0)	(49.0)
Free cash flow	$ 252.1	$ (57.1)

The following tables provide reconciliation of the Company's non-GAAP income per diluted share, adjusted non-GAAP income per diluted share, and free cash flow, using the midpoint of its 2016 guidance range.

	Year Ended April 30, 2016
	Non-GAAP	Adjusted Non-GAAP

Net income per common share - assuming dilution reconciliation:
Net income	$ 5.14	$ 5.14
Special project costs	0.59	0.59
Non-GAAP income	$ 5.73	$ 5.73
Amortization		1.15
Adjusted non-GAAP income		$ 6.88

	Year Ended April 30, 2016
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$ 1,100
Additions to property, plant, and equipment	(200)
Free cash flow	$ 900

Logo - http://photos.prnewswire.com/prnh/20071219/SMUCKERLOGO

CONTACT: The J. M. Smucker Company: (330) 682-3000, Investors: Aaron Broholm, Director, Investor Relations or Media: Maribeth Burns, Vice President, Corporate Communications